                                                                                    EXHIBIT 11
BARRETT BUSINESS SERVICES, INC.
STATEMENT OF CALCULATION OF AVERAGE
COMMON SHARES OUTSTANDING

                                                 Three Months         Year
                                                     Ended            Ended
                                                 Dec. 31, 1995    Dec. 31, 1995
                                                 -------------    -------------

Primary Earnings Per Share:
   Weighted average number of shares                6,490,411       6,474,055

   Stock option plan shares to be issued
     at prices ranging from $3.50 to
     $16.363 per share                                448,360         349,078

   Warrant issues at a price of
     $4.20 per share                                   90,000          98,611

   Less: Assumed purchase at average
         market price during the period
         using proceeds received upon
         exercise of options and purchase
         of stock, and using tax benefits
         of compensation due to premature
         dispositions                                (339,360)       (242,137)
                                                    ---------       ---------
     Total Primary Shares                           6,689,411       6,679,607
                                                    =========       =========
   Fully Diluted Earnings Per Share:
     Weighted average number of shares              6,490,411       6,474,055


     Stock option plan shares to be issued
     at prices ranging from $3.50 to
     $16.363 per share                                448,360         349,078

     Warrant issues at a price of $4.20
     per share                                         90,000          98,611

     Less:  Assumed purchase at the higher
         of ending or average market price
         during the period using proceeds
         received upon exercise of options
         and purchase of stock, and using
         tax benefits of compensation due
         to premature dispositions                   (332,367)       (232,254)
                                                    ---------       ---------

     Total Diluted Shares                           6,696,404       6,689,490
                                                    =========       =========
